Exhibit 99.1

News Release

For information contact:
Lisa Schultz,
CNL Chief Communications and Human Capital Officer
(407) 650-1223

CNL MACQUARIE GLOBAL GROWTH TRUST, INC. BREAKS ESCROW

(ORLANDO, Fla.) Apr. 26, 2010 – CNL Macquarie Global Growth Trust, Inc., today announced that its common stock offering has raised proceeds sufficient to break escrow. CNL Macquarie Global Growth Trust has now broken escrow and admitted initial investors as stockholders. New stockholders will continue to be admitted on a daily closing basis. The company accepts stockholders residing in 49 of the 50 states and in the jurisdictions of Washington, D.C. and Puerto Rico. Solicitations will not be made to, nor subscriptions accepted from residents of Pennsylvania until after the company has accepted subscriptions totaling at least $75 million.

About CNL Financial Group

Orlando-based CNL Financial Group, Inc. is one of the largest privately owned real estate investment and development companies in the country. Over the past 36 years, CNL and/or its affiliates have formed or acquired companies with more than $24 billion of real estate properties including office, industrial, restaurant, retail, hotel and resort, retirement, healthcare, lifestyle and community developments.

About Macquarie Group Limited

Macquarie is a global provider of banking, financial, advisory, investment and funds management services with total assets under management of approximately US$300 billion1 (as of December 31, 2009). Macquarie’s real estate business has operations in North America, Australia, Europe, Asia, South Africa and the United Arab Emirates.

Forward-Looking Statements

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and CNL Macquarie Global Growth Trust and its related and affiliated companies assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[1]

Adjusted for certain Macquarie transactions, including the acquisition of Delaware Investments, the restructure of Macquarie Infrastructure Group and sale of the majority of Macquarie’s Australian core real estate fund management platform, all of which took place during the first quarter of 2010